UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

TOKAI PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 6th Floor Boston, Massachusetts		02109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 225-4305

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 31, 2017, Tokai Pharmaceuticals, Inc. (“Tokai” or the “Company”) entered into a stock purchase agreement (“Stock Purchase Agreement”) with certain purchasers named therein (the “Purchasers”) under which the Purchasers agreed to purchase approximately $4,000,000 of Tokai common stock through the purchase of 3,603,601 shares of Tokai common stock at a price of $1.11 per share. The Stock Purchase Agreement provides for the purchase and sale of the Company’s common stock to occur at the time of the closing of the Transaction, as defined below, subject to customary closing conditions, including the closing of the Transaction.

The Stock Purchase Agreement was entered into pursuant to the Company’s previously disclosed commitment letter with Otic Pharma, Ltd., a private limited company organized under the laws of the State of Israel (“Otic”), and the Purchasers, under which the Purchasers agreed to invest up to $7,000,000 of new capital in Otic and/or Tokai prior to or upon the closing of the Transaction. The remaining $3,000,000 will be invested in Otic prior to the closing of the Transaction through the exercise of outstanding warrants.

Also as previously disclosed, the Stock Purchase Agreement and the commitment letter were executed in connection with a share purchase agreement, dated December 21, 2016, among Tokai, Otic and the shareholders of Otic named therein (the “Selling Shareholders”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the share purchase agreement, each Selling Shareholder agreed to sell to Tokai, and Tokai agreed to purchase from each Selling Shareholder, all of the ordinary and preferred shares of Otic owned by such Selling Shareholder (the “Transaction”). The Transaction is expected to close during the first half of 2017, subject to certain specified closing conditions.

Pursuant to the Stock Purchase Agreement, Tokai and the Purchasers have also agreed to enter into a registration rights agreement (the “Registration Rights Agreement”) upon the closing of the sale of shares pursuant to the Stock Purchase Agreement, under which Tokai will agree to file a registration statement on Form S-3 to register the shares issued pursuant to the Stock Purchase Agreement under the Securities Act of 1933, as amended (the “Securities Act”) within 45 days following the closing of the sale of such shares and to use its commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act promptly but, in any event, no later than the 120th day following the closing date. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

The foregoing description of the Stock Purchase Agreement and the Registration Rights Agreement, and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement and the form of Registration Rights Agreement, which are filed as Exhibit 10.1 hereto and which are incorporated herein by reference. The Stock Purchase Agreement and the form of Registration Rights Agreement have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about Tokai, Otic, the Purchasers or their respective subsidiaries and affiliates. The Stock Purchase Agreement contains representations and warranties by the Purchasers, on the one hand, and by Tokai, on the other hand, made solely for the benefit of the other. Certain representations and warranties in the Stock Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Purchasers and Tokai. Accordingly, the representations and warranties in the Stock Purchase Agreement should not be relied on by any persons as characterizations of the actual state of facts about Tokai at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in Tokai’s public disclosures.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The shares of common stock of Tokai to be issued to the Purchasers pursuant to the Stock Purchase Agreement will be issued pursuant to exemptions from registration provided by Section 4(a)(2) and/or the private offering safe harbor provisions of Regulation D of the Securities Act and/or Regulation S of the Securities Act, based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) investment representations obtained from the Purchasers, including with respect to their status as an accredited investor or not a “U.S. person”, (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates or book-entry notations reflecting the securities.

Additional Information about the Transaction and Where to Find It

        In connection with the proposed Transaction, Tokai intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement will be sent to stockholders of Tokai seeking their approval of the issuance of shares of the Company’s common stock in the Transaction and the issuance of shares of its common stock under the Stock Purchase Agreement in accordance with applicable NASDAQ rules (the “Tokai Voting Proposal”), and potentially, of an amendment to Tokai’s Certificate of Incorporation to effect a reverse split of its common stock. Investors and stockholders of Tokai are urged to read these materials when they become available because they will contain important information about Tokai, Otic, and the proposed Transaction and related transactions. The Proxy Statement, any amendments or supplements thereto (when they become available) and other documents filed by Tokai with the SEC may be obtained free of charge through the SEC web site at www.sec.gov. They may also be obtained for free by directing a written request to: Tokai Pharmaceuticals, Inc., 255 State Street, 6th Floor, Boston, Massachusetts, 02109, Attention: Chief Financial Officer and Chief Operating Officer.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under or applicable exemption from the securities laws of any such jurisdiction.

Participants in the Solicitation

Tokai, Otic and each of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Tokai in connection with the Tokai Voting Proposal. Information regarding the interests of these directors and executive officers in the proposed transaction described herein will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Tokai is included in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 29, 2016, and is supplemented by other public filings made, and to be made, with the SEC by Tokai.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOKAI PHARMACEUTICALS, INC.

Date: February 3, 2017	By:	/s/ John S. McBride
John S. McBride
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Stock Purchase Agreement, dated as of January 31, 2017, by and among Tokai and the Purchasers named therein.